Neo-Concept International Group Holdings Limited

NUMBER
CERT.9999

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.0000625 PAR VALUE ORDINARY SHARES

SHARES
*******9,000,000,000*******
CUSIP 999999ZZ9
ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
Neo-Concept International Group Holdings Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________________
AUTHORIZED SIGNATURE

Chief Executive Officer and Chairlady